Exhibit (g1)

AMENDMENT TO MASTER CUSTODIAN AGREEMENT

THIS AMENDMENT TO MASTER CUSTODIAN AGREEMENT (the “Amendment”) is made and entered into as of September 16, 2013 by and between each Aberdeen (formerly Artio) management investment company identified on Appendix A hereto (each, a “Fund” and collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Custodian”).

WITNESSETH:

WHEREAS, each Fund and the Custodian are parties to that certain Master Custodian Agreement dated as of October 1, 2011 (as amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, each Fund and the Custodian desire to amend and supplement the Agreement upon the following terms and conditions.

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Fund and the Custodian hereby agree that the Agreement is amended and supplemented as follows:

1.                                      Appendix A.  Appendix A to the Agreement is hereby amended and restated, as attached hereto, to reflect the name changes of certain Funds/Portfolios and to delete the following Funds/Portfolios:

Artio Local Emerging Markets Debt Fund

Artio U.S. Microcap Fund

Artio U.S. Midcap Fund

Artio U.S. Multicap Fund

Artio U.S. Smallcap Fund

2.                                      Notices.  Section 19.9 of the Agreement is hereby modified to update the Funds’ and the Custodian’s contact information as follows:

“To any Fund:

c/o Aberdeen Asset Management Inc.

1735 Market Street, 32nd Floor

Philadelphia, PA 19103

Attn: Legal Department

Facsimile: 215.405.5780

Telephone: 215.405.5700

To the Custodian:

State Street Bank and Trust Company

1200 Crown Colony Drive

Quincy, MA 02169

Attn: Geoffrey B. Emery

Facsimile:  617 537-4775

Telephone: 617-537-5406”

3.                                      Miscellaneous.  Except as amended hereby, the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

EACH OF THE ENTITIES SET FORTH ON
APPENDIX A HERETO

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

Aberdeen Investment Funds (formerly Artio Global Investment Funds)

Aberdeen Select International Equity Fund (formerly Artio International Equity Fund)

Aberdeen Select International Equity Fund II (formerly Artio International Equity Fund II)

Aberdeen Total Return Bond Fund (formerly Artio Total Return Bond Fund)

Aberdeen Global High Income Fund (formerly Artio Global High Income Fund)

Aberdeen Global Select Opportunities Fund Inc. (formerly Artio Select Opportunities Fund Inc., or Artio Global Equity Fund, Inc.)